Exhibit 99.1
ASHFORD HOSPITALITY TRUST
First Quarter 2006 Conference Call
May 4, 2006; 10:00 a.m., central
Introductory Comments — Tripp Sullivan
Good morning and welcome to this Ashford Hospitality Trust conference call to review the Company’s results for the first quarter of 2006. On the call today will be Monty Bennett, president and chief executive officer, Doug Kessler, chief operating officer and head of acquisitions, and David Kimichik, chief financial officer and head of asset management. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were released yesterday evening in a press release that has been covered by the financial media.
As we start, let me express that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control. These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in the section entitled “Risk Factors” in Ashford’s Registration Statement on Form S-3, and from time to time, in Ashford’s other filings with the Securities and Exchange Commission.
The forward-looking statements included in this conference call are only made as of the date of this call. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.
In addition, certain terms used in this call such as Adjusted Funds From Operations (AFFO), Funds From Operations (FFO), Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), Hotel EBITDA or Hotel Operating Profit, and Cash Available for Distribution (CAD) are non-GAAP financial measures within the meaning of the Securities and Exchange Commission Rules. Reconciliation of such non-GAAP financial measures to GAAP measures is provided in the Company’s earnings release and accompanying tables or schedules which has been filed on Form 8-K with the SEC on May 3, 2006, and may also be accessed through the Company’s website at www.AHTREIT.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release. The Company’s management believes that AFFO, FFO, EBITDA, Hotel EBITDA or Hotel Operating Profit and CAD are meaningful measures of a REIT’s performance and should be considered along with, but not as an alternative to, net income and cash flow as a measure of the Company’s operating performance.
Lastly, as the Company has indicated in its earnings release, the Company’s management believes reporting its operating metrics for continuing operations on a pro forma consolidated and pro forma not-under-renovation basis are measures that reflect a meaningful and more focused comparison of the operating improvement in the Company’s direct hotel portfolio.
I will now turn the call over to Monty Bennett. Please go ahead, Monty.
Introduction — Monty Bennett
Good morning and welcome. We are pleased to report on Ashford’s accomplishments during the first quarter 2006. There are four key points that I would like to highlight.
First, we made headway with our overall stock performance delivering a 20% total return for the quarter. The success of our marketed capital raise in January raised the awareness of our company’s strategy and growth potential among institutional investors. We are committed to spend more time on the road over the next few months meeting with our existing and potential new investors, as well as with both institutional and retail sales forces. We believe that there is a valuation disconnect in the market relative to our peers. We have a superior portfolio of hotel assets that continues to show performance upside which is enhanced by a very favorable, low-cost, long-term debt structure. Since the capital structure is a very relevant component of a company’s value, we believe FFO performance and multiples are relatively more important to equity investors than EBITDA performance and EBITDA multiples.
Second, we’ve made a strong start to the year with our ongoing internal growth strategies and we see more growth ahead. For the fifth consecutive quarter we’ve reported double digit RevPAR growth for our hotels not under renovation. For those hotels not under renovation during the quarter, we reported a pro forma RevPAR increase of 12.0% on a 7.1% increase in ADR and 327-basis point gain in occupancy. Pro forma RevPAR for all hotels in continuing operations gained 11.0%. Our RevPAR Yield Index for the quarter increased from 113.3% to 116.2% for all hotels in continuing operations and from 115.5% to 120.8% for those hotels not under renovation. This performance is the result of our value-added capital expenditures combined with our disciplined investment strategy to focus on strong branded, predominantly upscale to luxury hotels in growth markets. Our top-line growth continues to be strong, and where we expect to see even more improvement over the next few quarters is in our Hotel Operating Profit. Hotel Operating Profit for those hotels not under renovation increased 8.0% for the quarter. Including the 12 hotels under renovation, hotel operating profit was up 2.6% in the quarter. Hotel Operating Profit margin, or Hotel level EBITDA margin, dropped slightly for those assets in continuing operations that are not under renovation by 80 basis points for the first quarter, year over year. Some of this margin decline is part of a longer term strategy, part of the decline is due to difficult-to-control cost pressures, such as energy, and part of the decline is due to ingrained unfavorable comparisons to last year due to changes in management fee structures and the like. We anticipate all of these areas to moderate and improve in the second half of the year. The lack of margin improvement which I indicated as part of a longer term strategy has to do with a handful of properties that during and after their renovations, we have asked the manager to increase service levels to match the new product. This service-level increase has a short term effect on margins (especially in year over year comparisons), but help fuel top line growth. In our Earnings Release, we have provided more detailed margin information.
One such example of the success of our rebranding and capital expenditure program is the conversion of the Radisson Plaza Hotel Fort Worth to the Hilton Fort Worth, which was completed last month. We invested $10.5 million in this conversion and already we are seeing significant results. Since the conversion, the hotel has been generating RevPAR increases of 82.1% — a dramatic difference that reflects the benefit of repositioning this hotel as a higher rated transient and corporate house. We are also creating value by putting the 223-room East Tower up for sale as an office building conversion; thereby reducing market supply inventory while creating potential additional demand generators, and creating a more efficient hotel with fewer rooms in a single tower. We have even more opportunities like this embedded in our portfolio where you should expect to see us create additional value. Capital expenditure plans currently in place provide for $50 million of improvements to our properties during the next twelve months.
Third, you should expect us to remain very disciplined and selective in how we invest your capital. We are very pleased with what we’ve acquired in terms of brand, location, and upside potential. Through the period year to date, we’ve completed two acquisitions totaling $123 million, which we will discuss later in the call. Our acquisition pipeline remains strong with approximately $250 million of direct hotel and mezzanine investment opportunities.
The final point is that we continue to effectively manage our capital structure. We recycle capital via sales and refinancing to enhance our balance sheet and portfolio composition. As of March 31, 97% of our debt is fixed, compared with 87% at year end, with a weighted average interest rate of 5.6% and a weighted average maturity of 9.2 years. Our debt to enterprise value was 39%. Clearly this positions us with one of the best overall capital structures among our peers and with the ability to pursue accretive transactions.
These accomplishments during the past year and quarter enabled us to maintain one of the highest dividends among our peers while still improving upon the stability of the dividend. For the first quarter, we declared a dividend of $0.20 per share and reported CAD of $0.24 for a payout ratio of 83%.
Our outlook for the balance of the year and into 2007 is bullish. Supply continues to be constrained due to higher construction costs — most indications of new supply are more related to early planning projects that will not come to fruition. Demand remains strong in our markets and ADR increases will continue to dominate RevPAR growth for those properties at least 18 months past their renovations. Even with the compression in cap rates, assets are still trading below replacement cost with potential upside given the market fundamentals. Torto Wheaton Research issued a recent report predicting that the hotel sector will offer investors the greatest returns in 2006. They predict unleveraged average annual returns to be 12.1% over the next 10 years in our sector. Based on the RevPAR results we have been experiencing the last five quarters and the ambitious renovation plan underway throughout our portfolio, we expect to continue to show strong growth in our portfolio.
To speak in greater detail about our results, I’d now like to turn the call over to David Kimichik to take you through the numbers.

Financial Review — David Kimichik
Good Morning. For the first quarter we reported net income of $4,743,000, EBITDA of $31,587,000 and AFFO of $19,230,000 or 27 cents per diluted share.
As of March 31, the Company had total assets of $1.4B including $98M of cash.
As of March 31, we had $720M of mortgage debt, leaving net debt to total enterprise value at 39% at the end of the quarter. Our blended annual interest cost was approximately 5.56%. At that time, our fixed rate debt accounted for 97% of our total mortgage debt. The cash combined with our low debt balance and 15 hotels unencumbered by debt provide sufficient growth capital for accretive investments.
At the end of the quarter, we owned 71 direct hotel investments. Of these assets, 7 were held for sale and classified as discontinued operations. These 7 hotels, plus the Fort Worth East Tower, are recorded as assets held for sale in the amount of $42 million on our balance sheet. Throughout the year we regularly monitor our short, medium, and long-term hold positions on assets as we see changes in performance or market fundamentals. In concert with this and due to the strong current yield, we have made the decision to keep our Towneplace Suites Portfolio. Accordingly, we will reclass these assets out of discontinued operations after March 31st.
At quarter end we had 57M common shares outstanding, 2.3M Series A perpetual preferred shares outstanding, 7.5M Series B convertible preferred shares outstanding and 11M OP units issued.
Currently we own 72 core hotels containing 12,266 rooms. We have agreements for management with 7 different companies. The most significant managers are Remington Hospitality and Lodging which manages 29 of our properties and Marriott International which manages 23 of our core hotels. Subsequent to quarter end we closed on the $95M acquisition of the 338 room Pan Pacific Hotel in San Francisco that we immediately re-branded as a JW Marriott.
As of March 31st, we owned a position in 12 mezzanine and first mortgage loans with total principal outstanding of $108 million with an average annual unleveraged yield of 14.6%.
For the quarter, Proforma RevPAR for the core portfolio of 64 hotels was up 11% as compared to first quarter 05 and for the hotels not under renovation, which is all but 12 hotels, the RevPAR was up 12%.
Proforma Hotel operating profit for the entire portfolio, which includes the 12 hotels under renovation, was up by $758 thousand for the quarter, but was up $1.9M in the quarter for the 52 hotels not under renovation.
Finally, for the first quarter we reported CAD of $17,291,000 or 24 cents per diluted share and announced and paid a dividend of 20 cents per share. For the quarter our dividend payout ratio was 83%.

I’d now like to turn it over to Doug Kessler to discuss our investment and financing activities.
Investment Highlights — Douglas Kessler
Good morning.
This is an active period for hotel investment and lending. We’ve considered many transactions and been very selective in what we’ve pursued based upon price, brand, asset quality, or growth opportunities. While pricing for all real estate is aggressive today, we have a longer-term focus on cyclical pricing. Our goal remains to acquire assets at good initial yields, or the potential for outsized growth, in top markets with strong brands. We’ve done just that with this year’s acquisitions. Even with our disciplined approach we continue to source market and off-market transactions. In late February, we acquired the Marriott at Research Triangle Park for $28 million in cash. We intend to invest another $5.7 million in renovating the asset later this year. This hotel is in a solid market near one of the premier research parks in the country, a clear demand generator.
In mid-April, we completed the acquisition of the $95 million Pan Pacific Hotel, a AAA four —diamond hotel located in San Francisco. The forward twelve-month projection is for an EBITDA yield of 8.2% and NOI cap rate of 6.5% — an improvement of nearly 300 basis points on each metric in the first year alone. The improvement will come from three areas. First, we announced the rebranding of the hotel to the luxury brand JW Marriott. With Marriott’s proven reservation system, we expect a much greater contribution from the brand than under previous operations. Second, we believe San Francisco is poised to experience a turnaround similar to what New York has seen over the last couple of years. This hotel has lagged its competitive set in terms of RevPAR growth by 50%. With the brand change and capital improvements, we expect significant upside. Finally, we expect to see margin improvements as Marriott implements more efficient operating systems at the hotel. Since the acquisitions, over a dozen management positions at the hotel have been eliminated. We are very pleased to have this luxury asset in our portfolio.
We did not complete any hotel loans during the quarter, mainly due to our selective lending criteria. We continue to market our strategy based upon our lower cost of capital we now have through our restructured revolver. We are very careful in what we pursue. For example, we’ve seen many loans with significant equity cash outs and debt service that exceeds net operating income. These are obviously less appealing loans for us. We hope to announce a few deals shortly.
Our capital recycling continued during the quarter. In late March, we completed the sale of the eight Gen 1 Residence Inns we acquired from CNL for $102 million and in January completed the last two asset sales from the 21-hotel portfolio we acquired last March. Proceeds from these sales are being reinvested as capex dollars or funds for new investments. We also put the East Tower of the Hilton Fort Worth up for sale as an office conversion, which we see as the tower’s highest and best use.
We continued to make additional improvements in our capital structure during the quarter. The largest transaction was the successful completion of our follow-on offering in January which raised net proceeds of $128 million. We were very pleased with the execution of this offering and the proceeds utilization. With this equity offering we expanded our investor base and research coverage.
On the debt side, we converted the floater on the Hyatt Dulles Airport to a single property revolver and slightly increased the borrowing base to $47.5 million. The floating rate adjusted to 100 to 150 basis points over LIBOR during the revolver period and resets to the original 200 basis points over LIBOR after the revolver period. The change enhanced the flexibility of that financing. There were no material charges associated with the modification.
I will now turn the call over to Monty for some concluding remarks.
Conclusion — Monty Bennett
Thank you, Doug. We remain bullish on the lodging industry and our platform. While we are committed to our policy of not providing earnings guidance, in response to investor questions last quarter, we have explained those factors affecting margin growth and when we expect them to abate. Further, we continue to offer dividend guidance of 20 cents per share per quarter through the end of the year.
As a point of interest, our FFO per share came in 2 cents below the consensus of street estimates. When we raised common equity in January, consensus FFO per share estimates for the first quarter were not lowered. Since it took us until just after the end of the first quarter to deploy the equity, approximately 2 cents dilution occurred in the first quarter due to the equity raise. Without this short term dilution, we would have reported FFO per share of 29 cents which would have been in line with consensus. Now that the equity capital is placed, largely in the Pan Pacific Hotel, we do not anticipate further dilutive effects from the equity raise.
Due to the most recent equity raise, and the leverage capacity available on our credit lines and related to our unencumbered assets, we estimate that we have the ability to acquire up to approximately $500M more in product.
That concludes our prepared remarks, and now we’ll open it up to any questions that you may have.
Ending — Monty Bennett
Thank you for your participation today and your interest in Ashford Hospitality Trust. We look forward to speaking with you again on our next conference call.